Exhibit 99.1

Texas Rare Earth Resources ElectsJames Graham to Board

Texas Rare Earth Resources Corp is pleased to announce it has elected James J. Grahamto its Board of Directors. Mr. Graham is a former member of the Nuclear Energy Institute (NEI) Board of Directors, served as Chairman of the Board of Governors for the World Nuclear Fuel Market (WNFM) and is the past Chairman of the NEI’s Nuclear Fuel Supply Forum. Jim also Co-Chaired the World Nuclear Association’s 2007 Global Nuclear Fuel Market study in London.

Daniel Gorski, Texas Rare Earth’s CEO stated: “We are pleased to welcome James (Jim) Graham to the Board. Jim is a recognized leader in the international nuclear industry and has decades of high-level mining experience for major companies, managing complex projects. As we develop our Round Top rare earth-beryllium-uranium project in Hudspeth County, Texas, Jim will provide invaluable strategic counsel.”

Mr. Graham’s 40 year career spans nuclear, mining in potash, coal, gold and uranium using ISL, open pit and underground methods as well as working with corresponding plant, milling and ISL recovery facilities. His experience covers evaluation, acquisition, design & construction, operation, management and trouble-shooting for various types of properties and facilities.

Mr. Grahamretired in mid-2009 after sixteen years as President and CEO of ConverDyn, a partnership between Honeywell International and General Atomics where he managedthe global marketing of conversion services and oversight of Honeywell’s Metropolis Facility in Metropolis, Illinois. ConverDyn is one of four primary converters in the world which provide a service that chemically changes the form of uranium oxide (yellowcake or U3O8) to uranium hexafluoride (UF6).

In addition to his position at ConverDyn, Jim was a Senior Vice President of General Atomics and responsible for the company’s nuclear fuel cycle activities from 1992 until 2004.  During this period he was responsible for developing the Beverley ISL uranium mine in South Australia over a four and a half period. Beverley was the first ISL in Australia and the first mine to reach mining agreements with both the Native Title groups and the South Australian government.  As senior management, Jim oversaw the acquisition and operation of the Cotter operations in Colorado and was deeply involved in the Wismut operation in former East Germany as well as the uranium activities in both Texas and New Mexico for General Atomics.

Jim held the position of President and COO for NUEXCO Trading Company, which at the time was the world’s largest uranium trading and brokerage group.  Before joining NUEXCO, Jim spentnine years with the French oil company, TOTAL S.A., as Executive Vice President of its upstream activities and as President and CEO of its North American mining entities which included coal operations in Kentucky, Pennsylvania and Wyoming plus uranium operations in Texas and Wyoming and gold activities in South Dakota, Canada and Australia. During this period between 1983 and 1992 Mr. Graham was involved in growing the uranium business through several key acquisitions and joint ventures

Mr. Graham is the Chief Executive Officer of Nuclear Fuel Cycle Consultingproviding services for the front end of the nuclear fuel cycle. Mr. Graham has held 18 board positions and has been the author of over one hundred papers.Mr. Graham received his bachelor’s degree in metallurgical engineering in 1970 from Michigan Technological University.

About Texas Rare Earth
Texas Rare Earth Resources Corp.'s primary focus is developing its Round Top Mountain rare earth-uranium-beryllium project which includes niobium, tantalum and Gallium. Texas Rare Earth's common stock trades on the OTCQB Market tier under the symbol TRER.
For Further Information please contact:
Daniel Gorski-CEO: Texas Rare Earth Resources Corp
Ph.  361-790-5246
Email dgorski@texasrareearth.com

Feb 2011